Exhibit 23.3

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 1, 2007, with respect to the consolidated financial statements and the separate report dated March 1, 2007, with respect to the financial statement schedule in Item 15 included in Transcend Services, Inc.’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2008 as well as the incorporation by reference of such report into the Company’s previously filed Registration Statements File Nos. 333-162106, 333-160905, 333-106454, 333-106446, 033-59115, 333-16213, 333-78777, 333-116911, 333-116910, 333-131059 and 333-157780.

/s/ Miller Ray Houser & Stewart LLP

Atlanta, Georgia

November 5, 2009